Exhibit 10.5

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of October 10, 2025 (the “Effective Date”), by and between Earlyworks Co., Ltd., a stock company incorporated in Japan pursuant to the laws of Japan (the “Company”), and certain the shareholders of the Company listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

WHEREAS, on October 10, 2025, the Company and certain investors (“Investors”) are entering into those certain Securities Purchase Agreements (the “Purchase Agreements”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreements), pursuant to which (and subject to the terms and conditions set forth therein) the Company has agreed to issue and sell to the Investors, and the Investors have agreed to purchase from the Company, certain securities;

WHEREAS, pursuant to the Purchase Agreements, the Company has agreed to hold the Shareholder Meeting, as defined below, for the purpose of approving proposals (i) to elect the director nominees referred to in Section 4.23 of the Purchase Agreements and (ii) to approve the Acquisition ((i), (ii) and (iii) collectively, the “Shareholder Proposals”);

WHEREAS, each Shareholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of Ordinary Shares as set forth on Schedule A hereto (with respect to each Shareholder, the “Owned Shares”); the Owned Shares and any additional Ordinary Shares or other voting securities of the Company of which such Shareholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Shareholder’s “Covered Shares”);

WHEREAS, each Ordinary Share is entitled to one vote per share;

WHEREAS, the Shareholders acknowledge that the Company is entering into the Purchase Agreements in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement and would not enter into the Purchase Agreements if the Shareholders did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Shareholders hereby agree as follows:

1. Agreement to Vote. Each Shareholder irrevocably and unconditionally agrees that during the term of this Agreement it shall at any meeting or meetings of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) called to vote upon any Shareholder Proposal (a “Shareholder Meeting” and, collectively, the “Shareholder Meetings”), however called, or in connection with any written consent of shareholders of the Company:

(a) when a Shareholder Meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any,

(b) vote, or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares:

(i) in favor of (A) each applicable Shareholder Proposal and any other matters necessary for consummation of such Shareholder Proposal and (B) any proposal to adjourn or postpone such Shareholder Meeting to a later date if there are not sufficient votes to approve any Shareholder Proposal, and

(ii) against any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the approval of any Shareholder Proposal or any of the transactions contemplated by this Agreement or the Purchase Agreements or to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of such Shareholder under this Agreement or the Purchase Agreements.

2. No Inconsistent Agreements. Each Shareholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Shareholder: (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any tender, voting or other similar agreement or arrangement, or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Shareholder’s obligations pursuant to this Agreement.

3. Termination. This Agreement and all obligations on the part of the Shareholders hereunder shall terminate upon the latest of: (a) the termination of the Purchase Agreements in accordance with its terms prior to the date of the Shareholders Meeting, (c) written notice of termination of this Agreement by the Company to the Shareholders and (d) the date on which no Investor owns any Securities purchased pursuant to the Purchase Agreements (such latest date being referred to herein as the “Termination Date”); provided, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

4. Representations and Warranties of Shareholders. Each Shareholder, as to itself (severally and not jointly), hereby represents and warrants to the Company as follows:

(a) Such Shareholder is the record or beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of Liens other than as created by this Agreement. Such Shareholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Covered Shares are not subject to any voting trust agreement or other contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Covered Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which such Shareholder is a party relating to the pledge, disposition, or voting of any of the Covered Shares. Such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement.

For the purposes of this Agreement, “Transfer” means, with respect to any Covered Shares, any assignment, pledge, conveyance of any legal or beneficial ownership interest in, sale, transfer, exchange, gift, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

(b) Each such Shareholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Shareholder who is a natural person has full legal power and capacity to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder. The execution, delivery and performance of this Agreement by each such Shareholder which is an entity, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by such Shareholder of this Agreement, the performance by such Shareholder of its obligations hereunder or the consummation by such Shareholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Shareholder is married, and any of the Covered Shares of such Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Shareholder’s spouse and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Shareholder’s spouse, enforceable against such Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Shareholder pursuant to, any contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Shareholder to perform its obligations hereunder.

(d) There is no action, suit, investigation, complaint or other proceeding pending against any such Shareholder or, to the knowledge of such Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against any Shareholder or any other Person that could reasonably be expected to materially impair or materially adversely affect the ability of such Shareholder to perform such Shareholder’s obligations hereunder or to restrict or prohibit (or that, if successful, would restrict or prohibit) the exercise by the Company of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e) Such Shareholder understands and acknowledges that the Company is entering into the Purchase Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Shareholder contained herein.

5. Certain Covenants of Shareholder. Each Shareholder, for itself (severally and not jointly), hereby covenants and agrees as follows:

(a) Such Shareholder hereby appoints the Company and any designee of the Company, and each of them individually, until the Termination Date (at which time this proxy shall automatically be revoked), as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to such Shareholder’s Covered Shares in accordance with Section 1(b). This proxy and power of attorney is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by such Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by such Shareholder with respect to his, her or its Covered Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(b) Prior to the Termination Date, and except as contemplated hereby, such Shareholder shall not Transfer any Covered Shares without the prior written consent of the Investors or grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or knowingly take any action that would have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement. Notwithstanding the foregoing, such Shareholder may Transfer any or all of its Covered Shares to other transferees, provided that, prior to such Transfer, the transferee executes and delivers to the Company and the other parties hereto a written agreement, in form and substance reasonably satisfactory to the Investors, pursuant to which such transferee agrees to be bound by and subject to all of the terms and conditions of this Agreement as if it were an original party hereto.

(c) Prior to the Termination Date, in the event that such Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Ordinary Shares or other voting interests with respect to the Company, such shares of Common Share or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Ordinary Shares held by such Shareholder set forth on Schedule A hereto will be deemed amended accordingly and such Ordinary Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Shareholder shall promptly notify the Company of any such event.

6. Shareholder Capacity. This Agreement is being entered into by each Shareholder solely in its capacity as a shareholder of the Company and not in such Shareholder’s capacity as a director, officer or employee of the Company, and nothing in this Agreement shall restrict or limit the ability of any Shareholder, any of its Affiliates, or any of their respective directors, officers or employees who is a director or officer of the Company to take any action or inaction or voting on any matter in his or her capacity as a director or officer of the Company, including taking any action specifically permitted by the Purchase Agreement.

7. Disclosure. Each Shareholder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement.

8. Further Assurances. Each Shareholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as the Company may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

9. Stop Transfer Restrictions. At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, in furtherance of this Agreement, each Shareholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of such Shareholder’s Covered Shares (and that this Agreement places limits on the voting and transfer of such Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company on the Termination Date.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party to whom such amendment, modification or supplement applies and otherwise as expressly set forth herein.

11. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to a Shareholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.

(ii)	If to the Company:

Earlyworks Co., Ltd.

Address: 5-7-11, Ueno, Taito-ku

Tokyo, Japan 110-0005

Attention: Satoshi Kobayashi

Email: Satoshi-k@e-arly.works

Telephone: +81 3-5614-0978

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attention: Ying Li

Telephone: 212-530-2206

E-mail: yli@htflawyers.com

13. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof.

14. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and the Investor and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

15. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

16. Submission to Jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be resolved by arbitration in New York City in front of a single arbitrator under the auspices of the American Arbitration Association. The arbitrator shall issue a written ruling on such ruling may be enforced against the parties hereto in any court of competent jurisdiction. It shall be a condition of the appointment of the arbitrator that he/she shall commit to issue a final, written decision of the dispute within 90 days of his/her appointment. The parties recognize the importance of such tight time-frame and shall not request extensions thereof, nor shall the arbitrator grant any such extensions.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Company may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its Affiliates at any time, in which case all references herein to the Company, as applicable, shall be deemed references to such other Affiliate. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

18. Enforcement. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to the Termination Date, the parties acknowledge and agree that each party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

19. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

20. .pdf Signature. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Company and the Shareholders have caused to be executed or executed this Agreement as of the date first written above.

Company:

EARLYWORKS CO., LTD

By:	/s/ Hiroki Yamamoto
Name:	Hiroki Yamamoto
Title:	Chief Technology Officer

Shareholders:

SATOSHI KOBAYASHI

By:	/s/ Satoshi Kobayashi
Name:	Satoshi Kobayashi
Title:	Individual Capacity

THEMIS CAPITAL GK

By:	/s/ Satoshi Kobayashi
Name:	Satoshi Kobayashi
Title:	Authorized Representative

SCHEDULE A

Shareholder	Number of Owned Shares	Notice Information
Satoshi Kobayashi	5,462,265	Address: 501, 8-7 Nihonbashi Hakozakicho, Chuo-ku, Tokyo, 103- 0015, Japan Telephone:+81 90 5901 1891 E-mail: satoshi-k@e-arly.works
Themis Capital GK	4,000,000	Address: 501, 8-7 Nihonbashi Hakozakicho, Chuo-ku, Tokyo, 103- 0015, Japan Telephone:+81 90 5901 1891 E-mail: satoshi-k@e-arly.works